Gibraltar

Fourth-Quarter 2004

Earnings Conference Call

February 15, 2005

Final

KEN

Thank you, Carlo.

We want to thank everyone for joining us on today's call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our fourth-quarter and 2004 results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I'd like to turn the call over to Gibraltar's chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Good morning, everyone.  On behalf of Henning Kornbrekke, our President, who is calling in from a remote location where business has taken him today; Dave Kay, our CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us.

This morning, I'm going to give you a general overview of the company.  After that, Dave will talk about our financial performance, and then Henning will provide an operational review.  Following that, we'll open the call to your questions.

As we said in our news release, our 2004 results - measured by any number of financial and operational benchmarks - were the best in Gibraltar's history!

We surpassed our longstanding sales and earnings goals, drove our gross margin above our 20 % target, generated our highest-ever operating margin, and - perhaps most importantly - produced a return on net sales of 5.0%, substantially above our 4.5 % objective.

During 2004, we continued Gibraltar's transformation, putting in place the structure and systems that are necessary as we move toward our next set of goals: annual sales of

$2 billion and net income of $100 million by 2009, or sooner.

Our strategic plan calls for a continued focus on improving our performance characteristics, using a three-pronged approach. First, from an internal perspective, we are leveraging the critical mass we have in each segment of our business by extracting cost reductions in the administrative area and by moving toward a "shared services" approach with a number of corporate functions, which will further streamline our operations. We are also focusing on the supply chain management areas where we are focusing on the cost of non-production purchased materials and logistics, while seeking to leverage our sales effort.

Secondly, we are continuing to focus on acquisitions that will not only expand and strengthen our business but also improve our operating characteristics. We continue to find a favorable acquisition environment, both from a candidate and valuation standpoint.

Finally, we are reviewing our portfolio of existing companies with an eye toward divesting those divisions of the company that are not capable of gaining a product leadership position or which cannot meet or exceed our performance thresholds. The sale of our Milcor division is an example of this. The product leader in this market saw how our operation could dovetail with his, and we were able to strike a deal that made sense to both of us.

PAUSE

In the last year, we also broadened and strengthened our management team, making a number of moves, most notably promoting Henning to President and Chief Operating Officer and naming Dave as our CFO.

Henning has led our efforts to put in place the processes and procedures that successful multi-billion-dollar corporations use to manage and strategically grow their business. Dave is helping us create a capital structure that will allow for larger, potentially more complex acquisitions, while still giving us the flexibility to run our day-to-day operations.

We believe that all of these efforts put us in an excellent position to produce steady and sustainable improvements in our margins and profitability over the long term.

Our record-setting performance this past year was the result of our longstanding and ongoing efforts to build a company that can produce consistent and steadily improving results in a wide variety of economic and raw material pricing environments.

In the 11 years since our IPO, we've grown our sales at a compound annual growth rate of

18%. Our net income grew even faster, advancing at a 19 % CAGR.

During this time, we have strategically repositioned Gibraltar, dramatically changing its size, scope, product offering, customer mix, and geographic coverage - all of which positions the company for continued improving performance in the future.

Even though we generated our best-ever results in 2004 - breaking through our longstanding goals of $1 billion in sales and $45 million in net income - we have a number of initiatives underway that should, over time, continue to drive our results even higher.

At this point, I'll turn the call over to Dave and Henning, who will provide a more detailed review of our fourth-quarter results, and give you a better sense of our outlook for the first quarter.

Dave.

DAVE

Thanks, Brian.

The fourth quarter, even though it is traditionally our weakest, was another good one for Gibraltar.  As was the case in each of the first three quarters of the year, sales, operating income, and net income were best-ever results for that period.  Our diluted earnings per share of $.33 was a 41 % increase from the fourth quarter of 2003.

All of our operating segments once again experienced significant sales increases from a year ago.  Overall sales improvement in the fourth quarter amounted to a 44% increase from last year.  During the quarter, sales in each of our reportable segments benefited from increased levels of business activity, new product and customer development activities.

Operating income in the quarter increased by 38 % from $13.0 million in the fourth quarter of last year to $18.0 million this year.  Selling, general and administrative expenses amounted to $28.7 million dollars or 10.8 % of sales during the quarter, compared to $21.9 million, or 11.8 % of sales in the same quarter of last year.  The increase in SG&A costs, in terms of dollars alone, results primarily from the costs associated with running a larger and more complex business, and significant increases in the estimated costs associated with compliance efforts under the Sarbanes-Oxley Act. Sarbanes-Oxley compliance costs in the quarter amounted to nearly $2 million dollars, with full-year costs approaching $5 million.

Income from our equity partnerships increased to $1.4 million in the quarter compared to $300,000 in the fourth quarter of last year.  The primary reason for this increase comes from outstanding results at our Gibraltar-Duferco Farrell strip steel joint venture, an investment we made in December of 2003.

Interest expense during the quarter decreased as a result of a slightly lower overall average effective interest rates when compared to the effective interest rates in last year's fourth quarter.

Our net return on sales during the quarter amounted to 3.7 % compared to 3.1 % a year ago.

From a cash flow perspective, EBITDA amounted to $26.0 million dollars in the quarter and $122.5 million year-to-date.  We had net borrowings under our various credit arrangements of approximately $9.4 million dollars during the quarter, and $67 million for the entire year.  For the year, significant amounts of cash were reinvested in the business in the form of working capital, primarily in the form of higher levels of inventory and accounts receivable required to support the significant increases in business activity.  Inventory increases were split fairly evenly between Processed Metal Products and Building Products and reflect not only increases in quantities, but significant price increases as well, particularly for steel.  However, during the quarter, inventories in the Processed Metals Group grew significantly as we made opportunistically-priced purchases to fulfill first- and second-quarter business needs.  These purchases are estimated at around $20 million dollars.  We expect to see inventory levels in Processed Metals return to more normal levels toward the early part of the second quarter.

During the year, we made four acquisitions at a total cost of $65 million dollars.  Most of the cash used for the acquisitions came from borrowed funds under our revolving credit agreement.

Inventory turned at 4.5 times during the quarter compared to 5.5 times a year ago.  As mentioned earlier, we made significant opportunistic inventory purchases at in the Processed Metals Group close to the end of the quarter.

PAUSE

For the year, inventory turns were comparable. Average days sales outstanding in accounts receivable during the quarter were 54 days, down from 56 days in the fourth quarter of 2003.

Capital spending amounted to $8.2 million during the quarter and $25.2 million year-to-date.  Capital spending during the first quarter is currently estimated to be in the range of $3.0 to $4.0 million dollars, and we expect to spend approximately $23 to $25 million in 2005.

In addition, we paid out $1.0 million in dividends during the quarter and $3.7 million for the year.

We expect to complete the restructuring of our existing revolving credit facility later this week or next. The new facility is designed to provide us with better covenant terms, significant flexibility, at a lower overall cost.

Now I will turn the call over to Henning for a more detailed analysis of operations.

HENNING

Thanks, Dave.

Gibraltar's net sales for the quarter were $266 million, up 44 % from a year ago.  Gross margins were 17.5%, down (1.4 percentage points) from last year, a function of higher material cost (primarily steel).  Operating margins at 6.7 % were down slightly from the previous year, driven by the decrease in gross margins, offset by lower SG&A as a percentage of sales.

Segment performance indicates that:

Our Building Products Group experienced a net sales increase of 31.5 % to $127 million.  The growth is primarily attributed to increased market share, market growth, and new products.  Gross margins were 18.5%, down 2.7 percentage points, driven by higher material cost and flat selling prices.  Operating margin was 7.1%, down 1.4 percentage points, a function of lower gross margins partially offset by lower SG&A as a percentage of sales.

Our Processed Metal Products Group's sales were $113 million, up 73 % from the previous year.  The increase was a result of higher unit volume coupled with higher market pricing. The results of SCM Metal Products - which we acquired in June of 2004 - are now included in this segment.  Sales in the segment, excluding SCM, were up 50%.

Gross margins were 15.7%, up 1.1 percentage points vs. 2003, and operating margins improved by 1.2 percentage points to 10.7%.  The improvements are a result of higher sales volume, mix, and improved operating efficiencies.

Our Thermal Processing Group (which no longer includes SCM), generated a net sales increase of 13 % to $26 million. Gross margins were 20.6%, up .5 percentage points vs. 2003.  Margin improvement was driven by higher sales volumes and improved operating efficiencies.

At this point, let me provide some commentary on our outlook for the first quarter.

Business and economic conditions indicate stability in the markets we serve, which would support our organic growth targets and provide results in accordance with our 2005 plan.

Our building products segment, now our largest at 51% of sales, has sold its Milcor division, a result of strategic re-alignment.  Market characteristics suggest continued growth in this segment; however, as evidenced in the fourth quarter, material cost increases in certain market segments, coupled with the longer than expected phase-in of price increases and the divestiture of Milcor, will moderate income in the quarter, offset by improved margins in other segments.  Our focus to be a strong participant in the highly fragmented building market remains unaltered.

Our processed metal products segment, with improving volumes, favorable mix, and generally stable material pricing, is expected to provide consistent targeted performance.

Finally, our thermal processing segment generated strong organic growth in 2004 as the industrial economy improved. We also began work on a couple of large national contracts - one with GM and the other with Ford - that will support growth in this segment during the year. And finally, this remains a fragmented industry, filled with numerous acquisition opportunities. So the outlook here is also a good one.

With that as backdrop, we expect our first-quarter EPS will be in the range of $.33 to $.36, which is consistent with our operating plan, and compares to $.32 in the first quarter of 2004, barring a significant change in business conditions.

While we had an excellent year in 2004, we have clear targets to improve our performance in the year ahead with a strong focus on operational efficiencies.

At this point, I'll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to your questions, let me reiterate just a few of the highlights from this past year:

 We generated far and away our best-ever annual sales and earnings.

 We produced our highest-ever gross, operating, and net income margins.

 We made three acquisitions - Renown, Covert, and SCM - which added $70.8 million in annualized sales.

 We sold our Milcor division, a process that began in 2004 and was completed this year in January as part of the ongoing evaluation of our "portfolio of companies," and we will increasingly focus on those areas that generate the highest margins and profitability.

 We completed a 3-for-2 stock split, increasing shares outstanding to nearly 30 million, which significantly improved our liquidity and average daily trading volume.

 Shareholders experienced a 67 % increase in annual dividend payments, due to the annual increase in our dividend and the 3-for-2 stock split.

 Our stock reached its highest-ever price on October 6, and finished the year up 41%, on top of a gain of more than 30 % in 2003.

 And finally, to better reflect our current business mix and performance characteristics, and to broaden our range of growth opportunities, we changed the name of the company to Gibraltar Industries.

All in all, it was a very good year. I want to personally thank all 3,600 members of the Gibraltar Team for their hard work in 2004.

While we continue to have a positive, long-term view of Gibraltar's future, as we look for ways to grow our sales and earnings and improve our operating performance characteristics, coming off a record performance in 2004 sets a high bar to compare against in 2005.

We take great pride and satisfaction in our accomplishments over the past 11 years - especially our record-setting performances in 2003 and 2004 - and we believe we are well positioned to continue Gibraltar's transformation into a larger, stronger, and more valuable company for its shareholders.

That concludes our prepared comments.  Before we open the call to your questions, let me anticipate the first question, which revolves around our Building Products segment's margins.

Just as we had timing issues in early 2004 in our Processed Metal Products segment which were driven by a timing delay in our ability to pass through higher raw material prices to our customers, we are currently experiencing a similar situation with our Building Products segment.

In Processed Metals we ran into the delay in the early part of 2004, followed by sequential margin improvement as the year progressed. While in Building Products we were quite successful in general in passing these cost increases along through the end of the third quarter, when resistance in some product areas was increased, this caused the current margin disruption.

A number of issues - including the high demand in the southeastern coastal areas resulting from storm damage in an environment in which raw material costs were continuing to escalate and gaining price increases was difficult in the face of the devastation in the area - affected our margins. Overall, the margin situation is expected to sequentially improve to normal levels as we move into the second quarter and balance of the year.

At this point, we'll be glad to answer any of your other questions.

Q & A Session

Thank you for joining us this morning, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.